Filed pursuant to Rule 433(d) - Registration Statement No. 333-131136

PRELIMINARY TERMSHEET
Citigroup Mortgage Loan Trust Inc. Depositor Mortgage Pass-Through Certificates, Series 2006-4
$258,040,612 (Approximate)
Citigroup Global Markets Realty, Corp. Sponsor CitiMortgage, Inc. Master Servicer

May 22, 2006
___________________________________________________________________________________________________________________________________________________________________________________________________

The following is a preliminary Term Sheet. All terms and statements are subject to change.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1 (877) 858-5407. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change. The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time.

Citigroup Global Markets Inc.

Trading
William Anast	(212) 723-6313	william.anast@citigroup.com
Sean Duffy	(212) 723-6038	sean.k.duffy@citigroup.com

Mortgage Finance
Pete Steinmetz	(212) 723-6391	peter.d.steinmetz@citigroup.com
Sandra Gates	(212) 723-6658	sandra.gates@citigroup.com
Kapil Dargan	(212) 723-6195	kapil.dargan@citigroup.com

Analytics
Oleg Saitskiy	(212) 723-4589	oleg.saitskiy@citigroup.com
James Vosotas	(212) 723-5293	james.vosotas@citigroup.com
Joseph Ng	(212) 723-1162	joseph.l.ng@citigroup.com

This page must be accompanied by a disclaimer. If you did not receive such a disclaimer, please contact your Citigroup Global Markets Inc. Financial Advisor immediately.

Offered Certificates
Group 2 Class	Size ($) (+/- 10%)	Pass-Through Rate (%)	Class Type	Expected Ratings S&P/Moody’s
2-A1	83,419,012	6.00%	Fixed Rate(1)	AAA/Aaa
2-A2	25,000,000	6.00%	Fixed Rate(1)	AAA/Aaa
2-A3	5,984,807	6.00%	Fixed Rate(1)	AAA/Aaa
2-A4	25,734,762	6.00%	Fixed Rate/NAS(1)(2)	AAA/Aaa
2-A5	105,000,000	1mL + 0.40% (Max 6.0%, Min 0.40%)	Floating Rate(1)(3)	AAA/Aaa
2-A6	0	5.60% - 1mL (Max 5.6%, Min 0.00%)	Inverse Floating Rate/Notional(1)	AAA/Aaa
2-PO(4) 2-XS(4) 1-A1(4) 1-PO(4) 1-XS(4) R(4) B1(4) B2(4) B3(4) B4(4) B5(4) B6(4)

(1) 100% PPC
(2) The Class 2-A4 Certificates are locked out of principal for the first 5 years. Thereafter, such class is entitled to the amounts as described below (also known as NAS amount):
- sixth year, 30% of its pro rata share of scheduled and prepaid principal;
- seventh year, 40% of its pro rata share of scheduled and prepaid principal;
- eighth year, 60% of its pro rata share of scheduled and prepaid principal;
- ninth year, 80% of its pro rata share of scheduled and prepaid principal;
                - tenth year and after, 100% of its pro rata share of scheduled and prepaid principal.
(3) The Class 2-A5 Certificates will have the benefit of an interest rate corridor contract. The Class 2-A5 Certificates corridor contract will have a strike rate of 5.60% and a ceiling of  9.10%.
(4) These certificates are not offered pursuant to this term sheet.

Transaction Overview

The Offered Certificates:
Approximately $258,040,612 fixed and floating rate certificates backed by one- to four-family residential, first lien, fixed-rate mortgage loans. Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5 and Class 2-A6 Certificates (collectively referred to as the “Class A Certificates”). Class I-A1, Class 1-PO, Class 1-XS, Class 2-PO and Class 2-XS Certificates, together with Class A Certificates, are collectively referred to as the “Senior Certificates”. Class B1, Class B2, Class B3, Class B4, Class B5 and Class B6 Certificates are collectively referred to as “Subordinate Certificates”. Only Class A Certificates are offered by this termsheet.

Cut-Off Date:	May 1, 2006

Depositor:	Citigroup Mortgage Loan Trust Inc.

Master Servicer:	CitiMortgage, Inc.

Servicers:	PHH Mortgage Corporation, National City Mortgage Co., Wells Fargo Bank, N.A., GMAC Mortgage Corporation, Suntrust Mortgage, Inc., Washington Mutual Bank

Originators:	PHH Mortgage Corporation, National City Mortgage Co., Equity Now Inc., Suntrust Mortgage, Inc, American Home Mortgage Corp., Washington Mutual Bank, Ameriquest Mortgage Company

Lead & Sole Underwriter:	Citigroup Global Markets Inc.

The Mortgage Pool:	The mortgage pool is comprised of fixed rate mortgage loans with an aggregate principal balance of approximately $[258,040,612] secured by first liens on one- to four-family residential properties.

Closing Date:	On or about May 30, 2006

Distribution Date:	Beginning on June 26, 2006 and thereafter on the 25th of each month or, if the 25th is not a business day, on the next business day.

Structure:	Senior/Subordinate, shifting interest

Credit Enhancement:	Credit Enhancement for the Certificates will be provided by a senior/subordinate shifting interest structure with the Subordinate Certificates providing credit enhancement for the Senior Certificates.

Subordination:	Class	Expected Ratings (S&P/Moody’s)	Credit Enhancement Levels*
	Senior Certificates	AAA/Aaa	[5.00]% (+/- 50 bps)

*Credit enhancement levels are preliminary and are subject to change.

Payment Priority:
The payments to the Offered Certificates, to the extent of available funds, will be made according to the following:

From Related Available Funds
1.  Distribution of interest to the Senior Certificates entitled to interest;
2.  Distribution of principal to the related Class PO Certificates, their principal entitlement;
3.  Distribution of principal to the related Class A Certificates, their principal entitlement, paid in the order described below;

From Related and Unrelated Remaining Available Funds
4.  Distribution of interest to the Subordinate Certificates, (except for the most subordinate certificates outstanding);
5.  To the Class PO Certificates, any principal entitlement from liquidated mortgage loans that remains unpaid;
6.  To the most subordinate class of Subordinate Certificates, entitled interest;
7.  Distribution of principal to the Subordinate Certificates, their principal entitlement.

All principal distributed on Class A Certificates will be distributed in the following order:
                    1.      Distribution of the NAS amount to the Class 2-A4 Certificates;
                    2.      Distribution of principal to the Class 2-A1, 2-A2 Certificates, in this order, up to $800,000 per period;
                        3.      Distribution of principal to the Class 2-A5, 2-A1, 2-A2, 2-A3, 2-A4 Certificates, in this order, in each case to zero

Allocation of Losses:
Losses on the mortgage loans will be allocated to the Subordinate Certificates, in order of subordination.
Once the principal balances of the Subordinate Certificates have been reduced to zero, losses will be allocated to the Senior Certificates.

Yield Maintenance Agreement:
The holders of the Class 2-A5 Certificates will have the benefit of a corridor contract. The corridor contract is intended to mitigate the interest rate risk that could result from the difference between (a) One-Month LIBOR and (b) 5.60%, subject to a ceiling of 9.10%.

Shifting Interest:
The Senior Certificates will be entitled to receive 100% of the prepayments on the related mortgage loans up to and including the Distribution Date in May 2011. After such time and provided that (i) the principal balance of the mortgage loans 60 days or more delinquent, averaged over the last 6 months, as a percentage of the current principal amount of the Subordinate Certificates does not exceed 50% and (ii) cumulative realized losses for the mortgage loans do not exceed 30%, 35%, 40%, 45% or 50% for each test date, the Subordinate Certificates will receive increasing portions of unscheduled principal prepayments from the mortgage loans. The prepayment percentages on the Subordinate Certificates are as follows:

June 2011 - May 2012   30% of their pro rata share
June 2012 - May 2013    40% of their pro rata share
June 2013 - May 2014    60% of their pro rata share
June 2014 - May 2015    80% of their pro rata share
June 2015 - and after    100% of their pro rata share

Call Provision:
At its option, Citigroup Global Markets Realty Corp. (or if that entity fails to exercise such option, the Master Servicer) may purchase all of the Mortgage Loans (and related properties acquired on behalf of the trust) when the Mortgage Loans and such properties remaining in the trust have been reduced to less than 10% of the principal balance of the Mortgage Loans as of the Cut-Off Date.

P&I Advances:
Each Servicer will be required to advance delinquent payments of principal and interest on the mortgage loans to the extent such amounts are deemed recoverable. To the extent a Servicer fails to do so, the Master Servicer will be required to make such advances. Each Servicer and Master Servicer, as applicable, will be entitled to be reimbursed for these advances, and therefore these advances are not a form of credit enhancement.

Underwriting Standards:	The Mortgage Loans were underwritten to the guidelines of the related originator, as more fully described (where related originator is >= 20% of mortgage pool) in the prospectus supplement.
Legal Structure:	Designated portions of the trust will be established as one or more REMICs for federal income tax purposes.
SMMEA Considerations:	The Class A Certificates are expected to constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 (SMMEA).

ERISA Considerations:
The Class A Certificates are expected to be ERISA eligible as of the Closing Date. However, prospective investors should consult with their counsel with respect to the consequences under ERISA and the Internal Revenue Code of an ERISA Plan’s acquisition and ownership of the certificates.

Form of Registration:	The Class A Certificates will be issued in book-entry form through DTC.

Group 2 POOL - STIPULATED MORTGAGE POOL CHARACTERISTICS
Average Mortgage Loan Balance (Approximate): $225,757
Gross Weighted Average Coupon (Approximate): 6.298%
Weighted Average Original Maturity (Approximate): 359
Weighted Average Remaining Maturity ( Approximate): 353
Weighted Average FICO (Approximate): 718
Weighted Average Current LTV Ratio ( Approximate): 71.12%
Cash-out Refinance ( Approximate): 40.84%
Single Family (Approximate): 62.18%
Investor Property (Approximate): 13.47%
Interest Only Mortgage Loans (Approximate): 6.69% California (Approximate): 21.54%

The Class 2-A5 Corridor Contract Notional Schedule:

Month of Distribution Date	Notional Balance	Month of Distribution Date	Notional Balance
Jun-06	105,000,000.00	Aug-08	39,677,768.53
Jul-06	103,746,489.17	Sep-08	37,494,114.98
Aug-06	102,255,341.11	Oct-08	35,361,754.88
Sep-06	100,530,249.79	Nov-08	33,279,825.22
Oct-06	98,575,595.89	Dec-08	31,247,477.44
Nov-06	96,396,439.56	Jan-09	29,263,877.14
Dec-06	93,998,509.90	Feb-09	27,328,203.88
Jan-07	91,388,191.19	Mar-09	25,439,650.94
Feb-07	88,572,505.78	Apr-09	23,597,425.10
Mar-07	85,559,093.78	May-09	21,800,746.38
Apr-07	82,356,189.48	Jun-09	20,048,847.87
May-07	79,221,709.22	Jul-09	18,340,975.48
Jun-07	76,154,503.97	Aug-09	16,676,387.72
Jul-07	73,153,443.86	Sep-09	15,054,355.53
Aug-07	70,217,417.88	Oct-09	13,474,162.05
Sep-07	67,345,333.55	Nov-09	11,935,102.40
Oct-07	64,536,116.65	Dec-09	10,436,483.51
Nov-07	61,788,710.85	Jan-10	8,977,623.91
Dec-07	59,102,077.49	Feb-10	7,557,853.53
Jan-08	56,475,195.22	Mar-10	6,176,513.55
Feb-08	53,907,059.77	Apr-10	4,832,956.13
Mar-08	51,396,683.61	May-10	3,526,544.34
Apr-08	48,943,095.73	Jun-10	2,256,651.88
May-08	46,545,341.33	Jul-10	1,022,662.95
Jun-08	44,202,481.53		
Jul-08	41,913,593.18